Exhibit No. 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation to Host Conference Call and Webcast on August 1, 2022

Burr Ridge, Illinois – (July 27, 2022) BankFinancial Corporation (Nasdaq – BFIN) will review second quarter 2022 results in a conference call and webcast for stockholders and analysts on Monday, August 1, 2022 at 9:30 a.m. Chicago, Illinois Time.

All participants will need to register for the conference call using the conferencing link below.  We will also publish the conferencing link on our website, and include it in our earnings release. Participant registration URL: https://register.vevent.com/register/BI1223cfcf06784c6c927643834d601a85

This link will take participants to the online registration form.  On the day of the call participants will have their choice of options: dial-in to the call with the number and unique passcode provided OR select the dial-out “Call Me” option to connect their phone instantly.  Participants can join via desktop, tablet or phone.

For those persons unable to participate in the conference call, the webcast will be archived through Monday, August 15, 2022 on our website. BankFinancial Corporation’s Quarterly Financial and Statistical Supplement is scheduled to be available on our website, under the “Investor Relations” section, on Friday, July 29, 2022.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  At March 31, 2022 BankFinancial had total assets of $1.660 billion, total loans of $1.055 billion, total deposits of $1.462 billion and stockholders’ equity of $154 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877